NEWS RELEASE
For More Information:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for First Quarter 2015
BIRMINGHAM, AL – (PRNewswire) – May 7, 2015 – ProAssurance Corporation (NYSE: PRA) reports the following results for First Quarter of 2015:

Consolidated Income Statement Highlights (In thousands, except per share data)
	Three Months Ended March 31
	2015	2014	Change
Gross premiums written	$221,342	$218,273	$3,069
Net premiums earned	$171,899	$171,730	$169
Net investment income	$27,304	$29,732	$(2,428)
Total revenues	$207,833	$208,051	$(218)
Net losses and loss adjustment expenses	$105,140	$89,508	$15,632
Underwriting, policy acquisition and operating expenses	$51,356	$52,515	$(1,159)
Total expenses	$162,311	$146,642	$15,669
Net income	$37,814	$46,731	$(8,917)
Operating income	$34,707	$44,951	$(10,244)
Earnings per share
Net income per diluted share	$0.67	$0.76	$(0.09)
Operating income per diluted share	$0.61	$0.73	$(0.12)

Consolidated Key Ratio Highlights
	Three Months Ended March 31
	2015	2014
Combined ratio	91.1%	82.7%
Return on equity	7.1%	7.9%

Balance Sheet Highlights (in thousands, except per share data)

	March 31, 2015	December 31, 2014
Shareholders’ equity	$2,128,644	$2,157,944
Treasury shares	$(309,321)	$(252,164)
Book value per share	$38.39	$38.17
“This was a solid, profitable quarter for ProAssurance,” said W. Stancil Starnes, Chairman and Chief Executive Officer of ProAssurance. He added, “We were able to add new business across all lines, despite operating with great discipline in highly competitive lines of insurance and we continue to make progress in our cross-selling initiatives to link targeted accounts within our healthcare professional liability and workers’ compensation segments.” He also noted that ProAssurance has continued to return capital to shareholders through $262 million in share repurchases and dividends paid through April 30, 2015.

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First quarter gross premiums written were $221.3 million, slightly higher than in the year-ago quarter. The increase was driven by a 15% increase in our Workers’ Compensation segment, which offset a 6% decline in our Specialty P&C segment. Net premiums earned were $171.9 million, essentially unchanged from the same period in 2014.
Our cross-selling initiatives added approximately $735,000 of gross premiums written, produced primarily within our workers’ compensation segment. We continue to see significant interest in our broad range of coverages from potential and existing insureds, as well as specifically targeted agents and brokers. We believe the level of interest validates our plans to leverage these opportunities.
Total revenues were $207.8 million, essentially unchanged year-over-year, as a 13% increase in net premiums earned in our Workers’ Compensation segment offset a 9% decline in Specialty P&C.
Our expense ratio was 29.9%, a decline of less than a point, quarter-over-quarter. In the first quarter of 2014, we reported $1.9 million of transaction costs and other one-time expenses related to our acquisition of Eastern Alliance Insurance Group. Offsetting that decline were higher expenses related to Lloyd’s Syndicate 1729.
Our net loss ratio for the first quarter of 2015 was 61.2%, nine points higher than the first quarter of 2014. The increase is largely the result of a decline in the amount of net favorable reserve development.
The current accident year net loss ratio was 80.7% in the first quarter, approximately half-a-point higher than the year-ago quarter. This increase is primarily attributable to a higher accrual for internal claims adjustment expenses on a lower volume of premiums earned in our Specialty P&C segment. However, our Workers' Compensation and Lloyd's segments together decreased our 2015 consolidated current accident year net loss ratio by 7.1 percentage points for the 2015 three-month period.
Net favorable development was $33.5 million in 2015’s first quarter, compared to $48.1 million in the first quarter of 2014.
Net income per diluted share for the first quarter 2015 was $0.67, and operating income per diluted share was $0.61 for the quarter. Net income was $37.8 million in the first quarter of 2015, compared to $46.7 million in the first quarter of 2014, and operating income for the first quarter was $34.7 million, compared to $45.0 million in the first quarter of 2014.
Operating cash flow for the quarter was $37 million, an increase of $6.4 million over the first quarter of 2014, primarily due to higher gross premiums written in the current quarter and positive cash flows from our Lloyd’s Syndicate that was not present in 2014. These gains were offset by increases in paid losses and a decline in income from investments.
Conference Call Information
ProAssurance management will be discussing these results during a conference call scheduled for Friday, May 8, 2015 at 10:00 AM ET. Investors may dial (888) 587-0615 (toll free) or (719) 325-2402. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
A replay will be available by telephone through May 18, 2015 at (888) 203-1112 or (719) 457-0820, using access code 3358728. The replay will also be available on our website, ProAssurance.com, and StreetEvents.com, through at least May 31, 2015. We will also make the replay and other information about ProAssurance available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.
Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news and related updates from ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past eight years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

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Financial Results
The tables below present Consolidated Balance Sheet highlights for ProAssurance Corporation as of
March 31, 2015 and December 31, 2014 and the Consolidated Income Statement for ProAssurance
Corporation and Business Segments for the quarter ended March 31, 2015 and 2014.

Condensed Consolidated Balance Sheet (In thousands)
	March 31, 2015	December 31, 2014
Assets
Investments
Fixed maturities, available for sale, at fair value	$3,045,497	$3,145,027
Equity securities, trading, at fair value	$332,649	$314,482
Short-term investments	$114,761	$131,259
Other investments	$438,702	$418,939
Total Investments	$3,931,609	$4,009,707
Cash and cash equivalents	$203,576	$197,040
Premiums receivable	$209,272	$202,528
Receivable from reinsurers	$251,970	$244,460
Intangible assets and goodwill	$309,391	$311,458
Other assets	$208,262	$203,967
Total assets	$5,114,080	$5,169,160
Liabilities and Shareholders’ Equity
Liabilities
Policy liabilities and accruals
Reserve for losses and loss adjustment expenses	$2,044,230	$2,058,266
Unearned premiums	$373,451	$345,828
Reinsurance premiums payable	$26,458	$17,451
Total policy liabilities	$2,444,139	$2,421,545
Deferred tax liability	$30,392	$18,818
Other liabilities	$160,905	$320,853
Long-term debt	$350,000	$250,000
Total liabilities	$2,985,436	$3,011,216
Shareholders’ Equity
Common shares (par value $0.01)	$625	$623
Additional paid-in capital	$359,135	$359,577
Accumulated other comprehensive income (loss)	$65,877	$58,204
Retained earnings	$2,012,328	$1,991,704
Treasury shares (at cost)	$(309,321)	$(252,164)
Total shareholders’ equity	$2,128,644	$2,157,944
Total liabilities and shareholders’ equity	$5,114,080	$5,169,160

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Consolidated Income Statement Highlights (In thousands, except per share data)
	Three Months Ended March 31
	2015	2014
Revenues
Gross premiums written	$221,342	$218,273
Ceded premiums written	$(23,729)	$(19,232)
Net premiums written	$197,613	$199,041
Net premiums earned	$171,899	$171,730
Net investment income	$27,304	$29,732
Equity in earnings (loss) of unconsolidated subsidiaries	$1,622	$1,751
Net realized investment gains (losses)	$4,839	$2,744
Other income	$2,169	$2,094
Total revenues	$207,833	$208,051
Expenses
Losses and loss adjustment expenses	$118,169	$96,052
Net losses and loss adjustment expenses	$105,140	$89,508
Underwriting, policy acquisition and operating expenses	$51,356	$52,515
Interest expense	$3,631	$3,570
Total expenses	$162,311	$146,642
Income before income taxes	$45,522	$61,409
Net income	$37,814	$46,731
Operating income	$34,707	$44,951
Weighted average number of common shares outstanding
Basic	$56,592	$61,251
Diluted	$56,813	$61,497
Earnings per share
Net income per share (basic)	$0.67	$0.76
Net income per share (diluted)	$0.67	$0.76
Operating income per share (basic)	$0.61	$0.73
Operating income per share (diluted)	$0.61	$0.73
Cash dividends declared per common share	$0.31	$0.30

Key Ratios (Consolidated)
	Three Months Ended March 31
	2015	2014
Current accident year loss ratio	80.7%	80.2%
Effect of prior accident years’ reserve development	(19.5%)	(28.1%)
Net loss ratio	61.2%	52.1%
Expense ratio	29.9%	30.6%
Combined ratio	91.1%	82.7%
Operating ratio	75.2%	65.4%
Return on equity (excludes gain on acquisition)	7.1%	7.9%

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Specialty P&C Insurance Segment (In thousands)
	Three Months Ended March 31
	2015	2014
Gross premiums written	$143,535	$152,343
Ceded premiums written	$(18,865)	$(13,893)
Net premiums written	$124,670	$138,450
Net premiums earned	$114,864	$126,236
Other income	$1,496	$1,563
Total revenues	$116,360	$127,799

Net losses and loss adjustment expenses	$69,030	$60,960
Underwriting, policy acquisition and operating expenses	$27,159	$33,720
Total expenses	$96,189	$94,680
Segment operating results	$20,171	$33,119

Specialty P&C Insurance Segment Key Ratios
	Three Months Ended March 31
	2015	2014
Current accident year loss ratio	87.8%	85.4%
Effect of prior accident years’ reserve development	(27.7%)	(37.1%)
Net loss ratio	60.1%	48.3%
Underwriting expense ratio	23.6%	26.7%
Combined ratio	83.7%	75.0%
Specialty P&C segment operating results declined by $12.9 million quarter-over-quarter, primarily due to lower premiums and higher losses than in the year-ago quarter.
The $8.8 million decline in gross premiums written in the Specialty P&C segment during the first quarter of 2015 was primarily due to a $10.3 million decline in physician professional liability premiums resulting from competitive market conditions, the timing of renewals and business lost, primarily two large hospital-owned physician practices becoming insured by the hospitals’ self-insurance programs and one other large group lost to competition. Other lines of business within Specialty P&C produced a total premium increase of $1.5 million, quarter-over-quarter.
Net premiums earned decreased quarter-over-quarter by $11.4 million, due to the corresponding decrease in gross premiums written combined with a $4.8 million increase in premiums ceded to Syndicate 1729 at Lloyd’s. Premiums ceded under shared risk arrangements increased 6% quarter-over-quarter, to $7.2 million, reflecting our continued success in growing various shared risk programs. While premiums ceded under these arrangements increased, we are confident that we benefit in the long-run by leveraging these programs to add profitable business. In the first quarter, these shared-risk arrangements increased gross premiums in this segment by $15.7 million.
During the first quarter of 2015, new business in this segment included $7.4 million in physician liability, $1.0 million in medical products and life sciences, $3.0 million in healthcare facilities and other healthcare providers, and $1.4 million in legal professional liability.
Retention in physician professional liability, the largest component of this segment, was 85% in the quarter, primarily because of the loss of the three aforementioned physicians groups. Renewal pricing on physician business was 1% lower than the year-ago quarter.
Severity in the healthcare professional liability line continues to increase at approximately 2%-to-3% per year, in line with the overall loss trends that have existed for some time. Our current accident year net loss ratio was 87.8% in the first quarter of 2015.

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Net favorable loss development was $31.8 million in the quarter, compared to $46.8 million in the year ago quarter. This resulted in a commensurate increase in our net loss ratio, which was 60.1% in the quarter. As premiums in this segment have trended down over the past few years, we have maintained our reserving discipline, and our process for establishing and evaluating reserves has not changed. Over the same period of time we have seen relatively stable pricing and modestly increasing loss costs.
The $6.6 million quarter-over-quarter decline in operating expenses is primarily due to a change in our method of accounting for certain services provided to each operating segment by our Corporate segment and to the shifting of certain expenses from the Specialty P&C segment to the Corporate segment as a result of corporate restructuring undertaken over the course of 2014. Beginning with the first quarter of 2015, the operating subsidiaries of our Specialty P&C and Workers’ Compensation segments are being charged a management fee for these common services and their related expenses. These expenses are reported by the Corporate segment, and the management fees charged are reported as an offset to Corporate operating expenses.

Workers' Compensation Segment (In thousands)
	Three Months Ended March 31
	2015	2014
Gross premiums written	$75,851	$65,930
Ceded premiums written	$(6,917)	$(5,339)
Net premiums written	$68,934	$60,591
Net premiums earned	$51,277	$45,494
Other income	$137	$140
Total revenues	$51,414	$45,634

Net losses and loss adjustment expenses	$32,102	$28,548
Underwriting, policy acquisition and operating expenses	$15,358	$15,589
Segregated portfolio cell dividend expense	$2,184	$1,049
Total expenses	$49,644	$45,186
Segment operating results	$1,770	$448

Workers’ Compensation Segment Key Ratios
	Three Months Ended March 31
	2015	2014
Current accident year loss ratio	65.9%	65.7%
Effect of prior accident years’ reserve development	(3.3%)	(2.9%)
Net loss ratio	62.6%	62.8%
Underwriting expense ratio	30.0%	34.3%
Combined ratio	92.6%	97.1%
The $1.3 million improvement in the Workers’ Compensation segment operating results was driven by a 4.3 point expense ratio reduction quarter-over-quarter. The first quarter of 2014 expense ratio includes 4.3 points in transaction related and other non-recurring expenses. The first quarter of 2015 expense ratio reflects growth in net earned premium and prudent expense management strategies offset by the implementation of a corporate management fee.
The premium growth in the quarter was attributed to consistent production results across all operating territories and a five point improvement in premium retention compared to the first quarter of 2014. Premium retention was 87% in the quarter compared to 82% in the first quarter of 2014, primarily driven by the retention of all nine of the available Alternative Market program renewals and premium retention of 95% in the Alternative Markets business.
Renewal pricing increased 1% in the first quarter of 2015, despite highly competitive market conditions. Audit premium increased to $1.4 million in the quarter compared to $295,000 in 2014.

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New business production of $12.4 million in the quarter compared to $12.0 million in the first quarter of 2014 was driven by strong results in the Mid-Atlantic and Gulf South Regions.
The first quarter 2015 current accident year net loss ratio was 65.9%, essentially unchanged from the first quarter of 2014. And, as in 2014, this loss ratio reflects the impact of winter weather claim activity.
Favorable reserve development was $1.7 million in the quarter compared to $1.3 million in the first quarter of 2014, primarily related to Alternative Markets business, but also includes $400,000 in both periods relating to the amortization of purchase accounting fair value adjustment for our Traditional business.

Lloyd’s Syndicate Segment (In thousands)
	Three Months Ended March 31
	2015	2014
Gross premiums written	$4,699	$—
Ceded premiums written	$(690)	$—
Net premiums written	$4,009	$—
Net premiums earned	$5,758	$—
Net investment income	$204	$15
Other gains (losses)	$501	$—
Total revenues	$6,463	$15

Net losses and loss adjustment expenses	$4,008	$—
Underwriting, policy acquisition and operating expenses	$3,580	$875
Total expenses	$7,588	$875
Segment operating results	$(1,125)	$(860)

Lloyd’s Syndicate Segment Key Ratios
	Three Months Ended March 31
	2015	2014
Net loss ratio	69.6%	n/a
Underwriting expense ratio	62.2%	n/a
We report the results of our Lloyd’s Syndicate segment, which represents our 58% participation in the results of Lloyd’s Syndicate 1729, on a one-quarter lag. The only exceptions are investments and certain administrative expenses paid in the United States, which are reported for each current period.
The Lloyd’s Syndicate segment’s operating result was a loss of $1.1 million in the quarter. This result is entirely consistent with our expectations due to the start-up nature of the Syndicate’s operation. The first quarter 2014 results presented above reflect only start-up expenses for the Syndicate’s operations in 2014; more comparable results will be available starting with the second quarter of 2015.
Underwriting expenses were $3.6 million for the first quarter of 2015 and consisted primarily of underwriting and administrative salaries and benefits, professional fees and amortization of policy acquisition costs (approximately $0.3 million). We have elected not to defer salaries or benefits due to the Syndicate being in a start-up phase. The expense ratio for the first quarter is the result of the low level of earned premium due to Syndicate 1729 being in its initial stage of operations, and we expect it will gradually trend lower as the Syndicate writes additional business and we are able to defer salaries, benefits and other acquisition costs.
The Syndicate is writing a broad mix of business, primarily U.S.-based casualty, which comprises 64% of its risk, and that is largely premium ceded by units of our Specialty P&C segment. The remaining business is approximately 18% catastrophe reinsurance, 13% property insurance and 5% property reinsurance.

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The net loss ratio was 69.6% for the three months ended March 31, 2015. Losses for the period were recorded using loss assumptions that are consistent with loss results reflected in Lloyd's historical data for similar risks. We expect loss ratios to fluctuate from quarter to quarter as Syndicate 1729 writes more business and the book matures.
Syndicate 1729 has a maximum underwriting capacity of approximately $111 million for 2015, and our allocated capacity is 58%, or approximately $64 million (both based on exchange rates at March 31, 2015), which we support with a capital commitment of approximately $86 million.

Corporate Segment (In thousands)
	Three Months Ended March 31
	2015	2014
Net investment income	$27,100	$29,717
Equity in earnings (loss) of unconsolidated subsidiaries	$1,622	$1,751
Net realized investment gains (losses)	$4,828	$2,744
Other income	$157	$509
Total revenues	$33,707	$34,721

Operating expenses	$5,370	$2,449
Interest expense	$3,631	$3,570
Income taxes	$7,708	$14,678
Segment operating results	$16,998	$14,024
Corporate segment operating results were $17.0 million in the quarter, an increase of 21% quarter-over-quarter. This gain is primarily the result of a $7 million decrease in taxes, due to a decline in pre-tax income, an increased amount of tax credits, and a $2 million increase in net realized investment gains.
Net investment income decreased $2.6 million due to lower investment yields and lower average balances in our investment portfolio. Operating expenses, which were unchanged on a consolidated basis, increased $2.9 million in the Corporate segment, primarily due to the change in our methodology for allocating corporate expenses to our subsidiaries and the effects of corporate restructuring during 2014 which shifted expenses to the Corporate segment.
Capital Management
During the first quarter of 2015, we purchased 1.3 million shares of our common stock on the open market at a cost of approximately $57.2 million. Our total 2015 share repurchase, through April 30th, largely conducted under the auspices of 10b5-1 Plans, has totaled approximately 1.7 million shares at a total cost of $77 million. At April 30th, approximately $104 million remained in the stock repurchase program authorized by our Board.
Additionally, we have paid dividends totaling $185 million so far in 2015 consisting of a $150 million special dividend paid on January 9, 2015 and $35 million in regular, quarterly dividends of $0.31 per common share paid on January 9, 2015 and April 8, 2015.
Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses and guaranty fund assessments or recoupments. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP. The table on the following page is a reconciliation of net income to operating income:

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Reconciliation of Net Income to Operating Income (In thousands, except per share data)
	Three Months Ended March 31
	2015	2014
Net income	$37,814	$46,731
Items excluded in the calculation of operating income:
Net realized investment (gains) losses	$(4,839)	$(2,744)
Guaranty fund assessments (recoupments)	$59	$6
Pre-tax effect of exclusions	$(4,780)	$(2,738)
Tax effect at 35%	$1,673	$958
Operating income	$34,707	$44,951
Per diluted common share
Net income	$0.67	$0.76
Effect of exclusions	$(0.06)	$(0.03)
Operating income per diluted common share	$0.61	$0.73
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest rate environment;
•	changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;

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•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•
changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), the Public Company Accounting Oversight Board (PCAOB), or the New York Stock Exchange (NYSE) and that may affect our business;

•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system, including changes attributable to the Patient Protection and Affordable Care Act (the Affordable Care Act);

•
consolidation of our insureds into or under larger entities which may be insured by competitors, may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers, or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism related insurance legislation and laws;
•	assessments from guaranty funds;
•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

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Additional risks that could arise from our membership in the Lloyd's of London market (Lloyd's) and our participation in Lloyd's Syndicate 1729 (Syndicate 1729) include, but are not limited to, the following:

•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's over which the management of Syndicate 1729 has little ability to control, such as a decision to not approve the business plan of the Syndicate, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked making it more difficult for Syndicate 1729 to distribute and market its products; and

•	rating agencies could downgrade their ratings of Lloyd's as a whole.
Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q.
We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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